Exhibit 3.15

ARTICLES OF ORGANIZATION

OF

HELIUS ACQUISITION, LLC

The undersigned, acting pursuant to the Utah Revised Limited Liability Company Act (the “Act”), adopts the following Articles of Organization for the purpose of organizing a Utah limited liability company (the “Company”):

ARTICLE I

NAME

The name of the Company is Helius Acquisition, LLC.

ARTICLE II

DURATION

The Company will continue until December 31, 2100, unless sooner dissolved by law or as provided in the Company’s operating agreement.

ARTICLE III

BUSINESS PURPOSES

The Company’s purposes are to (a) develop IP broadcasting solutions for business; and (b) engage in any other lawful activity for which a limited liability company may be organized under the Act. The Company may take any action incidental and conducive to the furtherance of those purposes.

ARTICLE IV

MANAGEMENT

The Company will be managed by one or more members. The name and address of the initial member of the Company is:

Helius, LLC	333 South 520 West
Suite 330
Lindon, Utah 84042

ARTICLE V

DESIGNATED OFFICE AND REGISTERED AGENT

The address of the initial designated office of the Company is 333 South 520 West, Suite 330, Lindon, Utah 84042, and the name of the Company’s initial registered agent at that address is Alan D. Taylor. The Director of the Division of Corporations and Commercial Code for the State of Utah Department of Commerce is appointed the registered agent of the Company for service of process if the registered agent has resigned, the agent’s authority has been revoked or the agent cannot be found or served with the exercise of reasonable due diligence.

ARTICLE VI

AMENDMENT

The Company reserves the right to amend these Articles of Organization from time to time in accordance with the Act.

WITNESS WHEREOF, the undersigned, being the initial member of the Company, executes these Articles of Organization and certifies to the truth of the facts herein stated, this 12th day of February, 2008.

HELIUS, LLC

By:	Hughes Communications, Inc.
Its:	Sole Member

By:	/s/ Dean A. Manson
Name:	Dean A. Manson
Title:	Secretary

The appointment of the undersigned as the initial registered agent of the Company is hereby accepted.

/s/ Alan D. Taylor
Alan D. Taylor, Registered Agent

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